EXHIBIT 99.1

Codorus Valley Bancorp, Inc.

Reports First Quarter Earnings for 2014

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (April 14, 2014)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,941,000 or $0.61 per share basic, $0.59 per share diluted, for the quarter ended March 31, 2014, compared to earnings of $2,599,000 or $0.55 per share basic, $0.54 per share diluted, for the quarter ended March 31, 2013.

First quarter commentary

Highlights for the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013 or to other periods as indicated, include:

•	Earnings for the current quarter increased $342,000 or 13 percent above the first quarter of 2013, and $422,000 or 17 percent above the fourth quarter of 2013.

•	Net interest income for the current quarter increased $1,269,000 or 14 percent above the first quarter of 2013, and $216,000 or 2 percent above the fourth quarter of 2013.

•	The nonperforming assets ratio was 1.98 percent on March 31, 2014, an improvement from the 2.24 percent ratio on December 31, 2013, due to payoffs of impaired loans and sales of foreclosed real estate.

•	During the current quarter, PeoplesBank concluded negotiations for a long-term lease at 97 Sophia Drive, Shrewsbury, PA. Plans call for constructing a full service banking office at this location scheduled to open in November 2014.

•	As previously announced on March 27, 2014, the Corporation completed a private placement with institutional and accredited investors by issuing 650,000 shares of common stock at a purchase price of $20 per share. Gross proceeds from the transaction, totaling $13 million, will be used to redeem $13 million of the $25 million in outstanding shares of preferred stock held by the United States Department of the Treasury under its Small Business Lending Fund Program.

Additional financial information, which like all information contained herein is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Other news

As recently announced, the Corporation’s Board of Directors declared a regular quarterly cash dividend of $0.12 per common share on April 8, 2014, payable on May 13, 2014, to shareholders of record at the close of business on April 22, 2014.

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Review of operations

The $342,000 or 13 percent increase in net income available to common shareholders for the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013, was primarily the result of an increase in net interest income and a decrease in the provision for income taxes, which more than offset a decrease in noninterest income and increases in the provision for loan losses and noninterest expense, as described below.

The $1,269,000 or 14 percent increase in net interest income for the current quarter, compared to the first quarter of 2013, was due primarily to an increase in interest income and fees from an increase in the volume of earnings assets, principally commercial loans. The current quarter also included approximately $234,000 of interest income and loan fees from the payoff of two unrelated commercial loan accounts. One of these loan accounts was classified as impaired and on a cash basis for recognizing interest income. A decrease in funding costs resulting from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates, also contributed to the increase in net interest income.

The $290,000 or 112 percent increase in the provision for loan losses for the current quarter, compared to the first quarter of 2013, was necessary to support a larger loan portfolio and to replenish the allowance for loan losses due to an increase in net charge-offs. Net charge-offs for the current quarter totaled $212,000, compared to $76,000 for the first quarter of 2013.

The $277,000 or 14 percent decrease in noninterest income for the current quarter, compared to the first quarter of 2013, was primarily the result of decreases in net gain from the sale of loans held for sale and income from mutual fund, annuity and insurance sales. The $239,000 or 75 percent decrease in net gain from the sale of loans held for sale, principally residential mortgages, reflects a sharp decrease in refinancing demand and higher mortgage interest rates. The $116,000 or 47 percent decrease in income from mutual fund, annuity and insurance sales reflects a decrease in sales volume and loss of accounts as a result of staff resignations in the year 2013.

The $395,000 or 5 percent increase in noninterest expense for the current quarter, compared to the first quarter of 2013, was driven primarily by increases in personnel and marketing expenses. Personnel expense increased $136,000 or 3 percent as a result of expanding the banking franchise in the year 2013 and normal business growth. Marketing expense increased $161,000 or 110 percent primarily as a result of non-recurring costs to promote PeoplesBank’s 150th year in business anniversary.

The $34,000 or 3 percent decrease in the provision for income taxes for the current quarter was due to a non-recurring $171,000 decrease in federal income tax, which more than offset the increase in the provision resulting from a higher level of pretax earnings. The $171,000 adjustment to federal income tax was the result of an increase in the net deferred tax asset account on the Corporation’s balance sheet. The increase in the net deferred tax asset reflected an anticipated increase in the federal statutory income tax rate from 34 percent to 35 percent.

Review of financial condition

On March 31, 2014, total assets were approximately $1.19 billion, representing a $122 million or 11 percent increase, compared to March 31, 2013. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits and low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

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As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Earnings Release.

About Codorus Valley Bancorp, Inc. and

PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2014	2013
Interest income	$12,413	$11,361
Interest expense	1,992	2,209
Net interest income	10,421	9,152
Provision for loan losses	550	260
Noninterest income	1,730	2,007
Noninterest expense	7,648	7,253
Income before income taxes	3,953	3,646
Provision for income taxes	950	984
Net income	3,003	2,662
Preferred stock dividends	62	63
Net income available to common shareholders	$2,941	$2,599
Basic earnings per common share	$0.61	$0.55
Diluted earnings per common share	$0.59	$0.54

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2014	2013	2013
Cash and short term investments	$42,091	$15,062	$36,926
Investment securities	228,015	233,483	224,861
Loans	873,258	859,898	762,236
Allowance for loan losses	(10,313)	(9,975)	(9,486)
Net loans	862,945	849,923	752,750
Premises and equipment, net	14,463	14,599	12,746
Other assets	37,654	37,574	36,100
Total assets	$1,185,168	$1,150,641	$1,063,383

Deposits	$948,938	$925,303	$893,182
Borrowed funds	103,286	110,856	59,893
Other liabilities	9,582	6,833	7,123
Shareholders' equity	123,362	107,649	103,185
Total liabilities and shareholders' equity	$1,185,168	$1,150,641	$1,063,383

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Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2014	2013	2013	2013	2013
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (7) (in thousands, except per share data)
Net income available to common shareholders	$2,941	$2,519	$2,615	$2,583	$2,599
Basic earnings per common share	$0.61	$0.52	$0.55	$0.55	$0.55
Diluted earnings per common share	$0.59	$0.51	$0.54	$0.54	$0.54
Cash dividends paid per common share	$0.120	$0.114	$0.114	$0.105	$0.105
Book value per common share	$17.98	$17.22	$16.98	$16.49	$16.59
Tangible book value per common share	$17.98	$17.22	$16.98	$16.49	$16.59
Average common shares outstanding	4,855	4,786	4,751	4,731	4,710
Average diluted common shares outstanding	4,960	4,892	4,845	4,818	4,796

Performance Ratios (%)
Return on average assets (4)	1.04	0.91	0.97	0.98	1.01
Return on average equity (4)	10.82	9.57	10.26	10.13	10.39
Return on average realized equity (1)(4)	11.12	9.86	10.51	10.63	10.98
Net interest margin (2)	3.97	3.88	3.78	3.79	3.86
Efficiency ratio (3)	60.74	64.26	64.39	60.86	62.42
Net overhead ratio (6)(4)	2.05	2.18	2.12	1.91	1.99

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (4)	0.10	(0.01)	0.08	0.31	0.04
Allowance for loan losses to total loans (5)	1.18	1.16	1.16	1.23	1.25
Nonperforming assets to total loans and foreclosed real estate	1.98	2.24	1.67	1.89	2.04

Capital Ratios (%)
Average equity to average assets	9.59	9.49	9.42	9.67	9.73
Tier 1 leverage capital ratio	11.34	10.18	10.19	10.28	10.29
Tier 1 risk-based capital ratio	14.35	12.79	12.99	13.52	13.52
Total risk-based capital ratio	15.49	13.89	14.08	14.68	14.70

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

(7) per share amounts and shares outstanding were adjusted for common stock dividends

End.

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